Exhibit 8.1

As of July 31, 2020

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

111 West 33rd Street, 12th Floor

New York, NY 10120

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) warrants to purchase Class A Common Stock or Preferred Stock (the “Warrants”), (iv) debt securities of Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) (the “OP Debt Securities”) through which the Company owns substantially all of its properties and assets and (v) guarantees by the Company of OP Debt Securities (the “ESRT Guarantees”). The Class A Common Stock, Preferred Stock, Warrants, OP Debt Securities and ESRT Guarantees are referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Class A Common Stock, Preferred Stock, and Warrants) or in an unspecified principal amount (with respect to OP Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2013, and the accuracy of certain matters discussed in the Registration Statement under the heading “U.S. Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Articles of Amendment and Restatement of the Company, the Bylaws of the Company, and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, in each case, as may be amended or amended and restated and as in effect through the date hereof (the “Organizational Documents”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the United States Securities and Exchange Commission (the “SEC”), (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon (i) the representations and covenants of the Company and the Operating Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization, ownership and operations of the Company and its subsidiaries and other matters affecting the Company’s ability to qualify as a REIT and (ii) a private letter ruling, dated August 16, 2011, issued by the Internal Revenue Service (the “IRS”) that addresses certain matters pertaining to the Company’s qualification as a REIT (the “Ruling”). We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, and not breached. We also assume that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent. We further assume that the factual representations, assumptions and warranties made to the IRS in connection with the Ruling were true, correct, and complete when made and will continue to be true, correct and complete insofar as they relate to the matters that are the subject of the Ruling and that the Ruling will remain in effect and will not be revoked by the IRS.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.

The Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2013; and

ii.

The statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” incorrect or incomplete.

In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, the Ruling, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the Ruling or the REIT Certificate or any of our assumptions set forth herein. We also have not investigated or verified the ability of the

Company and its subsidiaries to operate in compliance with the Ruling, the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the Ruling, the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We have not monitored and will not monitor actual results and have not verified and will not verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

We hereby consent to the inclusion of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP